EXHIBIT 4.1A

AMENDMENT TO RIGHTS AGREEMENT

THIS AMENDMENT is entered into as of June 30, 2005, between IMMUCELL CORPORATION, a Delaware corporation (the “Company”), and American Stock Transfer & Trust Co., a New York corporation, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of September 5, 1995 (the “Rights Agreement”), providing for the issuance of certain common stock purchase rights (the “Rights”) to holders of the Company’s outstanding Common Stock;

WHEREAS, under Section 7(a) of the Rights Agreement, the Rights expire on of before the Final Expiration Date, defined in Section 1(a) of the Rights Agreement to be September 19, 2005; and

WHEREAS, the Company’s Board of Directors has determined that extending the Final Expiration Date for the Rights is in the best interests of the Company;

NOW, THEREFORE, in consideration of the mutual benefits arising from extension of the Rights Agreement, the parties hereto agree as follows:

1. FINAL EXPIRATION DATE. Section 1(i) of the Rights Agreement is hereby amended to read in its entirety as follows:

(i) “Final Expiration Date” shall mean the Close of Business on September 19, 2008.

2. OTHER PROVISIONS. In all other respects, the terms and provisions of the Rights Agreement are hereby confirmed and shall remain in full force and effect, subject to the amended Final Expiration Date.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date first above written.

Attest:		IMMUCELL CORPORATION

By:	/s/ Joseph H. Crabb	By:	/s/ Michael F. Brigham
	Joseph H. Crabb		Michael F. Brigham
	Vice President		President and Chief Executive Officer

Attest:		AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Wilbert Myles	By:	/s/ Herbert J. Lemmer
	Wilbert Myles		Herbert J. Lemmer
	Vice President		Vice President